Exhibit 10.5

TED W. ROLLINS

FIRST RESTATED SEPARATION AGREEMENT

This Agreement (the “Agreement”) clarifies and restates the Separation Agreement entered into between Campus Crest Communities, Inc. (the “Company” or “we” or “us”) and Ted W. Rollins (“you”) relating to the termination of your employment effective November 3, 2014 (the “Separation Agreement”). The Separation Agreement is ambiguous as to the timing of the severance payments payable to you thereunder and has been clarified as set forth in this Agreement. This Agreement constitutes our entire understanding regarding the terms of your separation and supersedes and replaces the Separation Agreement in its entirety.

1.	Separation of Employment. Your last day of employment with the Company will be November 3, 2014 (your “Separation Date”). As of your Separation Date, you will be relieved of all further duties and responsibilities and are no longer authorized to transact business or incur any expenses, obligations, or liabilities on behalf of the Company. However, for twelve months following your Separation Date, you agree that you will respond diligently and with your best efforts as an independent contractor consultant to inquiries or reasonable requests for assistance from us related to matters arising during your employment with the Company or otherwise relating to the Company’s business, up to a maximum of 40 hours of assistance per month. The parties intend that you will incur a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury guidance thereunder on the Separation Date.

2.	Post-Separation Benefits. In exchange for your executing this Agreement and abiding by its terms, the Company will provide you with the following benefits:

a.	Your departure will be recorded as a voluntary resignation on the Company’s personnel records.

b.	The Company will pay you the following amounts:

i.	severance pay in the amount of One Million Nine Hundred and Eight Thousand Nine Hundred and Fifty Four Dollars ($1,908,954) payable as follows:

A.	Six Hundred and Seventy-Nine Thousand Seventy-Nine Dollars and Fifty Cents ($679,079.50) paid in a lump sum within four (4) days of the execution of this Agreement, but in no event later than February 27, 2015;

B.	Thirty-Six Thousand, Seven Hundred Seventy-Eight and Twenty-Five Cents ($36,778.25) payable, in September 2015; and

C.	Seventy-Nine Thousand, Five Hundred Thirty-Nine Dollars and Seventy Five Cents ($79,539.75) payable in each consecutive month beginning with October 2015 and ending with December 2016.

ii.	a COBRA payment in the amount of Twenty-Six Thousand Five Hundred Eighty-Seven and Sixty Two Cents ($26,587.62) paid in a lump sum within four (4) days of the execution of this Agreement, but in no event later than February 27, 2015; and

iii.	a consulting payment in the amount of Two Hundred Forty Thousand Dollars ($240,000) paid in a lump sum within four (4) days of the execution of this Agreement, but in no event later than February 27, 2015, for the consulting services described in paragraph 1 above.

c.	All amounts payable to you by the Company pursuant to Section 2b, shall be paid in accordance with past practices; provided that, if at any time during the term of this Agreement you no longer (directly or indirectly) own units in Campus Crest Communities Operating Partnership, LP, any amounts payable to you from and after such date shall be subject to all applicable payroll or other applicable withholding taxes.

d.	As soon as reasonably practicable, but not later than March 31, 2015, the Company will establish a “rabbi trust” substantially in the form of the Nonqualified Plan Trust Agreement, attached hereto as Exhibit A (the “Trust Agreement”), and deposit $1,229,875.50 in such trust, in order to pay certain of your benefits under this Agreement (the “Trust”). The trustee of the Trust shall be Bank of America, N.A. All benefits payable to you under this Agreement other than those set forth in Sections 2biA, 2bii and 2biii shall be paid from the Trust, to the extent the Trust assets are sufficient. You shall be responsible for (i) your legal fees; (ii) subject to a maximum cap of $3,000 (the “Cap”), the Company’s legal fees associated with establishing the Trust (as subject the Cap, the “Company Legal Costs”); and (iii) any other third-party costs associated with establishing the Trust, and you shall be responsible for, and to the extent paid directly by the Company or out of Trust assets, you shall reimburse the Company for, all third party costs of maintaining the Trust (including but not limited to the annual trustee fees associated with maintaining the Trust) (the “Trust Costs”).

e.	The Company will take all actions necessary so that the vesting of your 199,208 shares of restricted common stock currently outstanding pursuant to restricted stock awards will be accelerated to become fully vested on the Separation Date.

The Company shall have the right to offset against any sums payable to you under this Agreement that are exempt from section 409A of the Internal Revenue Code of 1986, as amended, any amounts you owe the Company as a result of expense account indebtedness, failure to return Company property, or other advances or debts due as of the date of this Agreement, including the Company Legal Costs. In addition, the Company shall have the right to offset against any sums payable to you under this Agreement at the time such payments are otherwise payable pursuant to the terms hereof Trust Costs paid by the Company, whether directly or out of Trust assets, to the extent not otherwise reimbursed to the Company pursuant to clause d., above.

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You acknowledge that the payments and benefits described above and all other benefits and consideration contained herein are given to you in exchange for your executing this Agreement and abiding by its terms. You further acknowledge that some or all of the payments described above are not required by your Employment Agreement or the Company’s policies and procedures and constitute value to which you are not already entitled.

Regardless of whether you sign this Agreement, you will receive your regular base salary through your Separation Date and payment for unused vacation accrued through your Separation Date in accordance with normal Company policies for payment upon termination of employment.

You will not be eligible to accrue vacation, participate in any retirement or savings plan, or receive any other employment benefits after your Separation Date. No further amounts shall be due or owed to you from the Company for or in any way relating to or connected with your employment with us, except as set forth above.

3.	Release of Claims. Except for any claims you may have for workers’ compensation benefits, unemployment compensation benefits, vested pension or retirement benefits, or nonforfeitable health care, disability, or other similar welfare benefits (which are not released by this Agreement) and in further consideration of the benefits we have agreed to provide you, you do hereby release and forever discharge the Company and its affiliates, subsidiaries, parent companies, predecessors, successors, and assigns, and all of their present and former officers, directors, benefit plans and programs, agents, representatives, shareholders, attorneys, trustees, and employees (hereinafter collectively referred to as the “Releasees”) from any and all claims, actions, causes of action, suits, entitlements, liabilities, agreements, damages, losses, or expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, whether known or unknown (hereinafter “Claim” or “Claims”), that you have, may have had, or may later claim to have had against any of them for personal injuries, losses or damage to personal property, breach of contract (express or implied), breach of any covenant of good faith (express or implied), or any other losses or expenses of any kind (whether arising in tort or contract or by statute) resulting from anything that has occurred prior to the date you execute this Agreement. This release includes, but is not limited to, any Claims for back pay, liquidated damages, compensatory damages, or any other losses or other damages to you or your property resulting from any claimed violation of local, state, or federal law, including, for example (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, color, religion, sex, or national origin); 42 U.S.C. § 1981; the Age Discrimination in Employment Act (the “ADEA”), 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (prohibiting discrimination on account of disabilities); the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; Title II of the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq.; the North Carolina Equal Employment Practices Act, N.C. Gen. Stat. § 143-422.1 et seq.; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. § 168A-1 et seq.; the Occupational Safety and Health Act of North Carolina, N.C. Gen. Stat. § 95-151; the North Carolina Wage and Hour Act, N.C. Gen. Stat. § 95-25.1 et seq.; any other Claims under federal, state, or local statutory or common law; or any claim under any Employment Agreement between you and the Company. The foregoing release of Claims expressly includes a waiver of any right to recovery for the Claims released herein in any and all private causes of action and/or charges and/or in any and all complaints filed with, or by, any governmental agency and/or other person or tribunal. This Agreement does not, however, waive rights or claims that may arise after the date you sign it below.

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You expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims. Thus, in order to effectuate a full and complete release and discharge of the Released Parties, you expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date you sign this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver.

4.	Affirmations. You affirm that you have not filed, caused to be filed, or are not presently a party to any claim, complaint, or action against the Company in any forum or form. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You further affirm that you are not aware of any wrongful, tortious, or criminal action committed by the Company or its agents. If it is proven at any time hereafter that any of the above affirmations was knowingly false when made, you agree that you shall be found in breach of the terms of this Agreement.

5.	Covenant Not to Sue. You agree that, except to the extent such right may not be waived by law, you will not commence any legal action or lawsuit or otherwise assert any legal claim seeking relief for any Claim released or waived under the Release of Claims provision above. This “covenant not to sue” does not, however, prevent or prohibit you from seeking a judicial determination of the validity of your Release of Claims under the Age Discrimination in Employment Act (“ADEA”). In addition, this “covenant not to sue” does not prevent or prohibit you from filing any administrative complaint or charge against the Releasees (or any of them) with any federal, state, or local agency, including, for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but you understand that by signing this Agreement, you will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to Claims released or waived by this Agreement.

6.	Non-Admission. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company.

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7.	Return of Property. You represent that you have returned or agree that you will return to the Company on or before the Effective Date of this Agreement any and all Company property in your possession or control, including, but not limited to all keys, credit cards, computers, cellular telephones, and other personal items or equipment provided to you by the Company for use during your employment, together with all written or recorded materials, documents, computer discs, plans, records, notes, files, drawings, or papers, and any copies thereof, relating to the affairs of the Company, including all notes or records relating to clients of the Company; provided, however, that you may retain and shall not be required to return the following properties: 2002 Ford Taurus, one cellular telephone and one personal computer. Any severance benefits payable under this Agreement will not be paid until after you have returned all Company property in your possession other than such excepted items.

8.	Confidentiality. You agree that you will keep the terms, amount, and fact of this Agreement completely confidential, and that, except as required by law, as necessary for the enforcement of this Agreement, or as authorized in writing by the Company, you will not hereafter disclose any information concerning this Agreement to anyone other than your immediate family and professional representatives who will be informed by you of, and must agree to be bound by, this confidentiality clause before you disclose any information about this Agreement to them.

9.	The parties agree that the Confidentiality and Noncompetition Agreement that you entered into effective October 19, 2010 remains in effect and is incorporated herein by reference with the following modifications:

•	Section 1(d) is deleted.

•	The following language is added to Section 1:

(d)       “Competitive Business” shall mean the development, construction, acquisition, sale, marketing or management of facilities whose primary function and purpose is student housing and/or the provision of third party student housing services to providers of student housing.

and

(j)       “Services” shall mean (a) providing managerial, operational or executive-level oversight, (b) providing strategic guidance, (c) providing any additional services of the type that Executive performed for Company. You acknowledge and agree that these are the services that you performed for the Company.

•	Section 4 is amended to read as follows:

You covenant and agree that during the Restricted Period, in any State of the United States of America in which the Company conducts business, has purchased or is under contract to purchase real estate to conduct business, or has identified specific sites as potential future development opportunities, you shall not, directly or indirectly whether individually or as a principal, partner, officer, director, consultant contractor, employee, stockholder or manager of any person, partnership, corporation limited liability company or any other entity provide Services for a Competitive Business.

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•	The following language is added as the last sentence of Section 5:

This provision (ii) applies to those persons, concerns, or entities that were actual or potential customers or suppliers of the Company during the time period of Executive’s employment with the Company and with which Executive or those he supervised had contact on behalf of the Company.

•	For the avoidance of doubt, you and the Company agree that the Confidentiality and Noncompetition Agreement is intended to be applicable only in the United States.

Except as otherwise provided in this Agreement, the Employment Agreement that you and the Company entered into effective August 5, 2013, is hereby superseded and shall be null and void, effective immediately.

10.	Non-Disparagement. You agree not to make any oral or written statement or take any other action that disparages or criticizes the Company or its management or practices, that damages the Company’s good reputation, or that impairs its normal operations. You understand that this nondisparagement provision does not apply on occasions when you are subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. You also understand that the foregoing nondisparagement provision does not apply on occasions when you provide truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this nondisparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate you with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law.

11.	Expenses. You agree that you have been reimbursed by the Company for all reasonable and necessary out-of-pocket travel and other business expenses incurred by you in accordance with the Company’s policies.

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12.	Consequences of Breach. You agree that you will indemnify and hold the Releasees harmless from any loss, cost, damage, or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this Agreement. You also understand that your entitlement to and retention of the benefits we have agreed to provide you herein are expressly conditioned upon your fulfillment of your promises herein, and you agree, to the extent permitted or required by law, immediately to return or repay the amounts you have received from us pursuant to this Agreement in excess of $100.00 upon your breach of any provision of this Agreement. For the purposes of this paragraph, a subsequent legal challenge to the validity of your release of claims under the ADEA in this Agreement will not be considered a breach of this Agreement. However, the severance benefits paid to you under this Agreement may serve as restitution, recoupment, and/or setoff in the event you prevail on the merits of such claim.

13.	Choice of Law and Entire Agreement. This Agreement shall be governed by the laws of the State of North Carolina, without regard to conflict of laws principles. This Agreement represents the entire understanding between you and the Company and supersedes any prior agreement or plan regarding its contents. Any alteration or modification of this Agreement shall not be valid unless in writing and signed by all parties.

14.	Arbitration. Any and all disputes relating to your employment with the Company, the termination of that employment, and the parties’ compliance with or alleged breach of this Agreement are subject to arbitration by both you and the Company in accordance with the arbitration provisions set forth in Paragraphs 12 (Dispute Resolution) and 17 (Fees and Costs) of the Employment Agreement between you and the Company entered into August 5, 2013, which paragraphs are hereby incorporated by reference.

15.	Severability. The provisions of this Agreement are severable, and if any term of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.

16.	Consideration Period. Because the arrangements discussed in this Agreement affect important rights and obligations, we advise you to consult with an attorney before you agree to the terms set forth herein. You have twenty-one (21) days from the date you receive this Agreement within which to consider it, and you may take as much of that time as you wish before signing. If you decide to accept the benefits offered herein, you must sign this Agreement on or before the expiration of the twenty-one (21)-day period and return it promptly to Brandon Parise at the Company at brandon.parise@campuscrest.com, whose address is Campus Crest Real Estate Management, 2100 Rexford Road, #414, Charlotte, NC 28211. If you do not wish to accept the terms of this Agreement, you do not have to do anything.

17.	Revocation Rights. For a period of up to and including seven (7) days after the date you sign this Agreement, you may revoke it entirely. No rights or obligations contained in this Agreement shall become enforceable before the end of the seven-day revocation period. If you decide to revoke the Agreement, you must deliver to Mr. Parise at the contact address described in Paragraph 17 above a signed notice of revocation on or before the last day of this seven-day period. Upon delivery of a notice of revocation to the Company, this Agreement shall be canceled and void, and neither you nor the Company shall have any rights or obligations arising under it.

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18.	Effective Date. This Agreement shall become effective (the “Effective Date”) eight (8) days after the date you execute it below and have returned all Company property in your possession, unless it is earlier revoked by you pursuant to the provisions set forth in the “Revocation Rights” section of this Agreement.

19.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns, and upon you and any of your heirs, personal representatives and assigns, except that my duties hereunder may not be delegated.

20.	Interpretation. The language used in this Amended Agreement shall not be construed in favor of or against either of the Parties, but shall be construed as if both of the Parties prepared this Amended Agreement. The language used in this Amended Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any such Party.

21.	Section 409A. This Agreement is intended comply with the requirements of Code Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury guidance thereunder (“Section 409A”). This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A for the compensation payable pursuant to this Agreement and, to the extent the Agreement provides for compensation that is subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon you under Section 409A. The Company does not, however, assume any economic burdens associated with Section 409A. In particular, the Company will not be liable to you for any tax, interest, or penalties you may owe as a result of this Agreement. The payment specified in Section 2(b)(i)(A) is intended to be exempt from Section 409A pursuant to a combination of the short-term deferral exemption and the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii). Each installment payment specified in Sections 2(b)(i)(B) and 2(b)(i)(C) is a separate payment for purposes of Section 409A. All such installment payments are scheduled to be made more than six months following the Separation Date and thus are intended to satisfy the six-month delay, as necessary, as specified below. The payments specified in Sections 2(b)(ii) and 2(b)(iii) are intended to be exempt from Section 409A as short-term deferrals. To the extent necessary to comply with Section 409A, in no event shall you, directly or indirectly, designate the taxable year of any payment under this Agreement. In particular, with respect to any payment that is conditioned upon your executing and not revoking the release of claims as specified herein, if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year. To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” within the meaning of Section 409A (a “Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) you incur a Separation from Service. In addition, if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of your Separation from Service, any payment subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, your Separation from Service will become payable on the first business day after six months following the Separation Date or, if earlier, the date of your death.

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22.	Acknowledgments. If the terms of this Agreement correctly set forth our agreement, please so indicate by signing in the appropriate space below. Your signature will be an acknowledgment that no other promise or agreement of any kind has been made to you by the Company to cause you to execute this Agreement, that you had twenty-one (21) days to review this Agreement and to consult with an attorney or other person of your choosing about its terms before signing it, that the only consideration for your signature is as indicated above, that you fully understand and accept this Agreement, that you are not coerced into signing it, and that you signed it knowingly and voluntarily because it is satisfactory to you.

[Signatures on Following Page]

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CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Dan Simmons
Dan Simmons
Chairman, Compensation Committee of the Board of Directors

I have carefully read the above Confidential First Restated Separation Agreement and General Release, understand the meaning and intent thereof, and voluntarily agree to its terms this 17th day of February, 2015.

/s/ Ted W. Rollins
Ted W. Rollins

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